EXHIBIT 99.1

June 27, 2025

FOR IMMEDIATE RELEASE

MEXCO ENERGY CORPORATION REPORTS FINANCIAL RESULTS FOR FISCAL 2025

MIDLAND, TX – 06/27/2025 – Mexco Energy Corporation (NYSE American: MXC) reported results on its Annual Report, Form 10-K to the Securities and Exchange Commission for the fiscal year ended March 31, 2025. The Company reported net income of $1,712,368, or $0.81 per diluted share, a 27% increase compared to fiscal 2024.

Operating revenues for fiscal 2025 were $7,358,066, an 11% increase when compared to fiscal 2024. This increase was primarily due to an increase in oil and natural gas production volumes and partially offset by a decrease in the average sale prices of oil and natural gas. Natural gas prices have been low due to limited pipeline capacities in the Permian Basin. For the year ended March 31, 2025, the average realized price for oil was $73.54 per barrel and the average realized price for natural gas was $1.70 per thousand cubic feet.

The Company participated in the drilling of 35 horizontal wells at a cost of approximately $1,100,000 for the fiscal year ending March 31, 2025, of which 17 are to be completed this fiscal year. Twenty-nine of these wells are in the Delaware Basin located in the western portion of the Permian Basin in Lea and Eddy Counties, New Mexico. The Company also expended approximately $300,000, the balance required to complete 19 horizontal wells which were drilled during fiscal 2024.

In addition to the above working interests, there were 120 gross wells (.09 net wells) drilled by other operators on the Company’s royalty interests. Approximately 31% of the fiscal 2025 operating revenues were produced from royalties free of operational costs to Mexco.

The Company currently expects to participate in the drilling of 27 and completion of 17 horizontal wells at an estimated aggregate cost of approximately $1.2 million for the fiscal year ending March 31, 2026, of which approximately $300,000 has been expended to date. The Company is evaluating other prospects for participation during this fiscal year.

The Company’s estimated present value of proved reserves at March 31, 2025 was approximately $23 million based on estimated future net revenues discounted at 10% per annum, pricing and other assumptions set forth in “Item 2 – Properties” of Form 10-K. The Company’s estimated proved oil reserves at March 31, 2025 decreased 15% to 675 thousand barrels of oil and natural gas reserves decreased 4% to 4.360 billion cubic feet compared to the prior fiscal year primarily as a result of decreased prices of oil and natural gas in the past fiscal year. For fiscal 2025, oil constituted approximately 51% of the Company’s total proved reserves and approximately 86% of the Company’s oil and gas sales.

The President and Chief Financial Officer of the Company said, “We have approximately $2.2 million cash on hand, no outstanding indebtedness on our bank line of credit and are actively seeking opportunities.”

Throughout the year, the Company acquired various royalty and mineral interests in 840 gross wells (2.31 net wells) primarily in Adams, Broomfield and Weld Counties, Colorado; DeSoto Parish, Louisiana; Eddy County, New Mexico; Karnes, Live Oak, Reagan, Reeves and Upton Counties, Texas; Laramie County, Wyoming; and, multiple counties in Nebraska, North and South Dakota, and Montana, for an aggregate purchase price of approximately $2.0 million. These and other related expenditures were funded from cash on hand.

Mexco Energy Corporation, a Colorado corporation, is an independent oil and gas company located in Midland, Texas engaged in the acquisition, exploration and development of oil and gas properties primarily in the Permian Basin. For more information on Mexco Energy Corporation, go to www.mexcoenergy.com.

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Mexco Energy Corporation cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may impact the Company’s actual results of operations. These risks include, but are not limited to, production variance from expectations, volatility of oil and gas prices, the need to develop and replace reserves, exploration risks, uncertainties about estimates of reserves, competition, government regulation, and mechanical and other inherent risks associated with oil and gas production. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Form 10-K for the fiscal year ended March 31, 2025. Mexco Energy Corporation disclaims any intention or obligation to revise any forward-looking statements.

For additional information, please contact: Tammy L. McComic, President and Chief Financial Officer of Mexco Energy Corporation, (432) 682-1119.